Exhibit 99.1

Seritage Growth Properties Reports Second Quarter 2025 Operating Results

New York – August 14, 2025 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of retail, residential and mixed-use properties today reported financial and operating results for the three months and six months ended June 30, 2025.

"We exercised our option and extended the maturity date of our Term Loan Facility which should allow us to execute sales at appropriate pricing and timing to help maximize value for our shareholders. Additionally, we are pleased to report progress on various asset sale processes including the signing of three purchase and sales agreements with five others in negotiations. We will continue to pursue our Plan of Sale with the objective of repaying our remaining debt and ultimately making distributions to our shareholders.” said Adam Metz, CEO & President.

Q2 Sale Highlights:

•
Generated $23.0 million of gross proceeds from the sale of one premier property sold at $130.82 PSF eliminating $0.6 million in carrying costs.
•
Generated $8.1 million of gross proceeds from the sale of one unconsolidated entity interest comprised of two properties.
•
As of August 14, 2025, the Company has three assets under contract for anticipated gross proceeds of $109.8 million before applicable credits and costs. Of the three assets, two are for sale with no due diligence contingencies for total anticipated gross proceeds of $39.0 million and one asset is subject to a due diligence contingency for anticipated gross proceeds of $70.8 million. All sales are subject to customary closing conditions and in certain instances closing contingencies. Assets under contract include the following:
•
One income producing asset for anticipated gross proceeds of $28.5 million reflecting a 7.4% capitalization rate;
•
One vacant/non-income producing asset for anticipated gross proceeds of $10.5 million eliminating $0.1 million of carrying costs; and
•
One premier development asset for anticipated gross proceeds of $70.8 million subject to a long dated closing and the pursuit of a master plan amendment.
•
The Company is currently negotiating definitive purchase and sale agreements on five assets for anticipated gross proceeds of approximately $226.4 million, $181.2 million at share. The assets in negotiations, if the definitive purchase agreements are executed, will all have various closing conditions, closing credits and costs and closing timelines.

Financial Highlights:

For the three months ended June 30, 2025:

•
As of June 30, 2025, the Company had cash on hand of $80.1 million, including $8.3 million of restricted cash. As of August 13, 2025, the Company had cash on hand of $65.1 million, including $8.3 million of restricted cash.
•
During the three months ended June 30, 2025, the Company invested $4.7 million in its consolidated properties primarily related to tenant leasing costs and $0.4 million in its unconsolidated properties.
•
During the three months ended June 30, 2025, the Company received distributions of $1.8 million from its unconsolidated properties.
•
During the three months ended June 30, 2025, the Company made $40 million in principal repayments on the Company's term loan facility (the "Term Loan Facility"), reducing the balance of the Term Loan Facility to $200.0 million at June 30, 2025.
•
On July 28, 2025, the Company exercised its extension option and on July 30, 2025, the Company paid a 2% extension fee equal to $4.0 million extending the maturity date of the Term Loan Facility to July 31, 2026. The Company also paid the incremental facility fee of $4.0 million. All other terms under the Term Loan Agreement remain unchanged during the extension period including the interest rate and the incremental facility fee in accordance with the Term Loan Agreement.
•
During the three months ended June 30, 2025, the Company recognized an impairment charge of $18.0 million on its consolidated properties.
•
Net loss attributable to common shareholders of ($29.7) million, or ($0.53) per share.
•
Net Operating Income-cash basis at share (“NOI-cash basis at share”) of $2.6 million.

For the six months ended June 30, 2025:

•
During the six months ended June 30, 2025, the Company invested $18.0 million in its consolidated properties primarily related to tenant leasing costs and $0.4 million in its unconsolidated properties.
•
During the six months ended June 30, 2025, the Company received distributions of $7.4 million from its unconsolidated properties.
•
During the six months ended June 30, 2025, the Company made $40 million in principal repayments on the Company's Term Loan Facility.
•
During the six months ended June 30, 2025 and 2024, the Company recognized an impairment charge of $18.0 million on its consolidated properties.
•
Net loss attributable to common shareholders of ($53.2) million, or ($0.94) per share.
•
Net Operating Income-cash basis at share (“NOI-cash basis at share”) of $5.2 million.

Future Sales Projections

The data below provides additional information regarding current estimated gross sales proceeds per asset in the portfolio as of August 14, 2025 excluding assets under contract or in PSA negotiation, which are described above. The assets listed below are either being marketed or are to be marketed at the appropriate time based on market conditions and, as a result, any sales thereof are anticipated to occur later in 2025 and beyond. Sales projections, including timing of sale, are based on the Company’s latest forecasts and assumptions, but the Company cautions that actual results may differ materially for both the assets listed below as well as the assets previously noted that are in PSA negotiation. In addition, see “Market Update” below and the “Risk Factors” section contained in the Company’s filings with the Securities and Exchange Commission for discussion of the risks associated with such estimated gross sale proceeds.

Gateway Markets

•
One Multi-Tenant Asset $25 - $30 million
•
Five Premier Assets (Dallas & San Diego are each assumed to be sold in two transactions)
•
One Asset $15 - $20 million
•
Two Assets $30 - $40 million, each
•
One Asset $60 - $70 million
•
One Asset $100 - $150 million

Secondary Markets

•
One Residential Asset $5 - $10 million

Portfolio

The table below represents a summary of the Company’s properties by planned usage as of June 30, 2025 (in thousands except number of leases and acreage data):

Planned Usage	Total	Built SF / Acreage (1)	Leased SF (1)(2)	% Leased	Avg. Acreage / Site
Consolidated
Multi-Tenant Retail	2	425 sf / 28 acres	391	92.0%	14.2
Residential (3)	2	33 sf / 19 acres	33	100.0%	9.5
Premier	3	224 sf / 51 acres	189	84.0%	16.8
Non-Core (4)	1	134 sf /15 acres	-	0.0%	14.8
Unconsolidated
Other Joint Ventures	2	93 sf / 28 acres	5	5.1%	14.2
Premier	3	158 sf / 57 acres	105	66.6%	19.0

(1) Square footage is presented at the Company’s proportional share.

(2) Based on signed leases at June 30, 2025.

(3) Square footage represents built ancillary retail space whereas acreage represents both retail and residential acreage. Retail and residential are counted separately.

(4) Represents assets the Company previously designated for sale.

Multi-Tenant Retail

The table below provides a summary of all Multi-Tenant Retail signed and in negotiation leases as of June 30, 2025 (in thousands except for number of leases and PSF data):

	Number of	Leased	% of Total	Gross Annual Base	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	7	250.1	58.8%	$6,474.3	90.7%	25.89
SNO retail leases (1)	1	141.1	33.2%	663.5	9.3%	4.7
Total retail leases	8	391.2	92.0%	$7,137.8	100.0%	$18.25

(1) SNO = Signed not yet opened leases

The Company has 391 thousand leased square feet. The Company has total occupancy of 92% for its Multi-Tenant retail properties. As of June 30, 2025, there is an additional approximately 34 thousand square feet available for lease.

Premier Mixed-Use

As of June 30, 2025, the Company has 353 thousand in-place leased square feet (248 thousand square feet at share), 45 thousand square feet signed but not opened (45 thousand square feet at share), and 141 thousand square feet available for lease (88 thousand square feet at share).

The table below provides a summary of all signed leases at Premier assets as of June 30, 2025, including unconsolidated entities at the Company’s proportional share (in thousands except for number of leases and PSF data):

	Number of	Leased	% of Total	Gross Annual	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Base Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	44	140.3	36.8%	$10,567.2	50.5%	$75.32
In-place office leases	4	108.0	28.3%	7,070.2	33.8%	$65.46
SNO retail leases as of March 31, 2025(1)	12	49.9		$3,824.2		$78.44
Opened	(3)	(7.9)		(828.3)		$104.85
Signed	2	2.6		280.4		$107.85
SNO retail leases as of June 30, 2025(1)	11	44.6	11.7%	$3,276.3	15.7%	$73.46
Total diversified leases as of June 30, 2025	59	292.9	76.9%	$20,913.7	100.0%	$71.40
(1) SNO = Signed not yet opened leases

Aventura

During the three months ended June 30, 2025, the Company continued to advance 216 thousand square feet of office and retail leasing at the project in Aventura, FL. With 83.5% leased through June 30, 2025, the Company has 36 thousand square feet or 16.5% available for lease.

Financial Summary

The table below provides a summary of the Company’s financial results for the three months ended June 30, 2025:

	Three Months Ended
	June 30, 2025	June 30, 2024
Net loss attributable to Seritage common shareholders	$(29,731)	$(102,452)
Net loss per share attributable to Seritage common shareholders	(0.53)	(1.82)
NOI-cash basis at share	2,582	(137)

For the quarter ended June 30, 2025, NOI-cash basis at share reflects the impact of $0.2 million NOI-cash basis at share relating to sold properties.

As of June 30, 2025, the Company had cash on hand of $80.1 million, including $8.3 million of restricted cash. The Company expects to use these sources of liquidity, together with a combination of future sales and/or potential alternative financing arrangements, to pay its financing obligations and fund its operations and development activity. The availability of funding from sales of assets is subject to various conditions, and there can be no assurance that such transactions will be consummated. For more information on our liquidity position, including our going concern analysis, please see the notes to the consolidated financial statements included in Part I, Item 1 and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each in our Quarterly Report on Form 10-Q.

Litigation Matters

On July 1, 2024, a purported shareholder of the Company filed a class action lawsuit in the U.S. District Court for the Southern District of New York, captioned Zhengxu He, Trustee of the He & Fang 2005 Revocable Living Trust v. Seritage Growth Properties, Case No. 1:24:CV:05007, alleging that the Company, the Company’s Chief Executive Officer, and the Company’s Chief Financial Officer violated the federal securities laws (the “Securities Action”). The complaint seeks to bring a class action on behalf of all persons and entities that purchased or otherwise acquired Company securities between July 7, 2022 and May 10, 2024. The complaint alleges that the defendants violated federal securities laws by issuing false, misleading, and/or omissive disclosures concerning the Company’s alleged lack of effective internal controls regarding the identification and review of impairment indicators for investments in real estate and the Company’s value and projected gross proceeds of certain real estate assets. The complaint seeks compensatory damages in an unspecified amount to be proven at trial, an award of reasonable costs and expenses to the plaintiff and class counsel, and such other and further relief as the court may deem just and proper. On or around January 15, 2025, another purported shareholder of the Company filed a derivative lawsuit in the U.S. District Court for the District of Maryland, captioned Paul Sidhu v. Seritage Growth Properties, Case No. 1:25-cv-00152 (the “Sidhu Derivative Action”. On or around January 20, 2025, another purported shareholder of the Company filed a derivative lawsuit in the U.S. District Court for the District of Maryland, captioned James Wallen v. Seritage Growth Properties, Case No. 1:25-cv-00190 (the “Wallen Derivative Action”). On or around May 8, 2025, another purported shareholder of the Company filed a derivative lawsuit in the U.S. District Court for the Southern District of New York, captioned Derrick Cheroti v. Seritage Growth Properties, Case No. 1:25-vc-00152 (the “Cheroti Derivative Action” and, together with the Sidhu Derivative Action and the Wallen Derivative Action, the “Derivative Actions”). The Derivative Actions allege the same or similar claimed acts and omissions underlying the Securities Action, assert breach of fiduciary duty and other claims against the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and current and former members of the Company’s Board of Trustees, and name the Company as a nominal defendant. The complaint in each of the Derivative Actions seeks compensatory damages in an unspecified amount to be proven at trial, an order directing the Company and the individual defendants to reform and improve the Company’s corporate governance and internal procedures, restitution from the individual defendants, an award of costs and expenses to the plaintiff and reasonable attorneys’ and experts’ fees, costs, and expenses, and such other and further relief as the court may deem just and proper. The complaint in the Cheroti Derivative Action also seeks an award of punitive damages, an order directing the individual defendants to account for all damages caused by them and all profits and special benefits and unjust enrichment obtained, and the imposition of a constructive trust. On February 13, 2025, the parties to the Sidhu Derivative Action and the Wallen Derivative Action filed a stipulation and proposed order seeking to consolidate the Sidhu Derivative Action and the Wallen Derivative Action and appoint lead counsel. The Company intends to vigorously defend itself against the allegations in these lawsuits.

Dividends

On February 26, 2025, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on April 15, 2025 to holders of record on March 31, 2025.

On May 8, 2025, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on July 15, 2025 to holders of record on June 30, 2025.

On July 23, 2025, the Company's Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be paid on October 15, 2025 to holders of record on September 30, 2025.

Strategic Review

At the 2022 Annual Meeting of Shareholders on October 24, 2022, Seritage shareholders approved the Company’s Plan of Sale. The strategic review process remains ongoing as the Company executes the Plan of Sale, and the Company remains open minded to pursuing value maximizing alternatives, including a potential sale of the Company. There can be no assurance regarding the success of the process.

Market Update

The Company continues to face challenging market conditions such as elevated interest rates and the availability of debt and equity capital and continues to assess other potential macroeconomic impacts including supply chain issues and international conflicts associated with tariffs as well as potential labor issues. These conditions could apply downward pricing pressures on our remaining assets. In making decisions regarding whether and when to transact on each of the Company’s remaining assets, the Company considers various factors including, but not limited to, the breadth of the buyer universe, macroeconomic conditions, the availability and cost of financing, as well as corporate, operating and other capital expenses required to carry the asset. If these challenging market conditions persist, then we expect that they will continue to adversely impact the Plan of Sale proceeds from our assets and the amounts and timing of distributions to shareholders.

Non-GAAP Financial Measures

The Company makes references to NOI-cash basis and NOI-cash basis at share which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

Neither of NOI-cash basis or NOI-cash basis at share are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. Reconciliations of these measures to the respective GAAP measures the Company deems most comparable have been provided in the tables accompanying this press release.

Net Operating Income (Loss)-cash basis ("NOI-cash basis”) and Net Operating Income (Loss)-cash basis at share ("NOI-cash basis at share")

NOI-cash basis is defined as income from property operations less property operating expenses, adjusted for variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles. Other real estate companies may use different methodologies for calculating NOI-cash basis, and accordingly the Company’s depiction of NOI-cash basis may not be comparable to other real estate companies. The Company believes NOI-cash basis provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses NOI-cash basis at share, which includes its proportional share of Unconsolidated Properties. The Company does not control any of the joint ventures constituting such properties and NOI-cash basis at share does not reflect our legal claim with respect to the economic activity of such joint ventures. We have included this adjustment because the Company believes this form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of Unconsolidated Properties that are accounted for under GAAP using the equity method. The operating agreements of the Unconsolidated Properties generally allow each investor to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

The Company also considers NOI-cash basis and NOI-cash basis at share to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Due to the adjustments noted, NOI-cash basis and NOI-cash basis at share should only be used as an alternative measure of the Company’s financial performance.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” "will," "approximately," or "anticipates" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; environmental, health, safety and land use laws and regulations; and possible acts of war, terrorist activity or other acts of violence or cybersecurity incidents. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2024 and any subsequent Form 10-Qs. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Prior to the adoption of the Company’s Plan of Sale, Seritage was principally engaged in the ownership, development, redevelopment, management, sale and leasing of diversified retail and mixed-use properties throughout the United States. As of June 30, 2025, the Company’s portfolio consisted of interests in 13 properties comprised of approximately 1.3 million square feet of gross leasable area (“GLA”) or build-to-suit leased area and 198 acres of land. The portfolio encompasses eight consolidated properties consisting of approximately 0.8 million square feet of GLA and 113 acres (such properties, the “Consolidated Properties”) and five unconsolidated entities consisting of approximately 0.5 million square feet of GLA and 85 acres (such properties, the “Unconsolidated Properties”).

Contact

Seritage Growth Properties

(212) 355-7800

IR@Seritage.com

Seritage Growth Properties

Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Investment in real estate
Land	$38,412	$65,009
Buildings and improvements	197,086	239,978
Accumulated depreciation	(35,215)	(39,940)
	200,283	265,047
Construction in progress	91,378	93,587
Net investment in real estate	291,661	358,634
Real estate held for sale	8,511	-
Investment in unconsolidated entities	165,937	189,699
Cash and cash equivalents	71,802	85,206
Restricted cash	8,328	12,503
Tenant and other receivables, net	7,199	7,894
Lease intangible assets, net	924	1,047
Prepaid expenses, deferred expenses and other assets, net	21,345	22,791
Total assets (1)	$575,707	$677,774

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Term loan facility	$200,000	$240,000
Accounts payable, accrued expenses and other liabilities	22,970	31,971
Total liabilities (1)	222,970	271,971

Commitments and Contingencies (Note 9)

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 56,324,607 and 56,274,466 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	562	562
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024; liquidation preference of $70,000	28	28
Additional paid-in capital	1,362,718	1,362,644
Accumulated deficit	(1,011,936)	(958,778)
Total shareholders' equity	351,372	404,456
Non-controlling interests	1,365	1,347
Total equity	352,737	405,803
Total liabilities and equity	$575,707	$677,774

(1) The Company's consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs"). See Note 2. The consolidated balance sheets, as of June 30, 2025, include the following amounts related to our consolidated VIEs: $8.5 million included in real estate held for sale and $0.2 million of cash. The Company's consolidated balance sheets as of December 31, 2024, include the following amounts related to our consolidated VIEs: $3.3 million of land, $2.8 million of building and improvements, $(0.9) million of accumulated depreciation and $3.2 million of other assets included in other line items.

Seritage Growth Properties

Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
REVENUE
Rental income	$4,526	$4,166	$8,983	$9,891
Management and other fee income	127	50	269	98
Total revenue	4,653	4,216	9,252	9,989
EXPENSES
Property operating	3,237	4,160	6,145	7,833
Real estate taxes	692	1,238	1,645	2,631
Depreciation and amortization	2,040	1,212	4,115	6,483
General and administrative	6,172	6,874	21,865	16,066
Total expenses	12,141	13,484	33,770	33,013
Gain on sale of real estate, net	1,967	2,034	8,903	3,173
Loss on sale of interests in unconsolidated entities	(1,417)	—	(1,417)	—
Impairment of real estate assets	(18,000)	(86,388)	(18,000)	(87,536)
Equity in income (loss) of unconsolidated entities	756	(566)	(7,172)	(187)
Interest and other income (expense), net	930	717	1,790	2,140
Interest expense	(5,139)	(6,282)	(10,369)	(13,293)
Loss before income taxes	(28,391)	(99,753)	(50,783)	(118,727)
Benefit (provision) for income taxes	(115)	(1,474)	75	(1,485)
Net loss	(28,506)	(101,227)	(50,708)	(120,212)
Preferred dividends	(1,225)	(1,225)	(2,450)	(2,450)
Net loss attributable to Seritage common shareholders	$(29,731)	$(102,452)	$(53,158)	$(122,662)

Net loss per share attributable to Seritage Class A common shareholders - Basic	$(0.53)	$(1.82)	$(0.94)	$(2.18)
Net loss per share attributable to Seritage Class A common shareholders - Diluted	$(0.53)	$(1.82)	$(0.94)	$(2.18)
Weighted-average Class A common shares outstanding - Basic	56,324	56,268	56,304	56,242
Weighted-average Class A common shares outstanding - Diluted	56,324	56,268	56,304	56,242

Reconciliation of Net Loss to NOI-cash basis and NOI-cash basis at share (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
NOI-cash basis and NOI-cash basis at share	2025	2024	2025	2024
Net loss	$(28,506)	$(101,227)	$(50,708)	$(120,212)
Management and other fee income	(127)	(50)	(269)	(98)
Depreciation and amortization	2,040	1,212	4,115	6,483
General and administrative expenses	6,172	6,874	21,865	16,066
Equity in (income) loss of unconsolidated entities	(756)	566	7,172	187
Loss on sale of interests in unconsolidated entities	1,417	-	1,417	-
Gain on sale of real estate, net	(1,967)	(2,034)	(8,903)	(3,173)
Impairment of real estate assets	18,000	86,388	18,000	87,536
Interest and other income (expense), net	(930)	(717)	(1,790)	(2,140)
Interest expense	5,139	6,282	10,369	13,293
(Benefit) provision for income taxes	115	1,474	(75)	1,485
Straight-line rent	(34)	179	225	246
Above/below market rental expense	44	38	87	76
NOI-cash basis	$607	$(1,015)	$1,505	$(251)
Unconsolidated entities (1)
Net operating income of unconsolidated entities (2)	2,026	1,020	3,820	2,551
Straight-line rent	(42)	(133)	(137)	(321)
Above/below market rental expense	(9)	(9)	(18)	(18)
NOI-cash basis at share	$2,582	$(137)	$5,170	$1,961

(1) Activity represents the Company's proportionate share of unconsolidated entity activity.

(2) Net operating income of unconsolidated entities excludes depreciation and amortization, gains, losses and impairments and management and administrative costs.

Properties sold during the six months ended June 30, 2025:

				Total	2025 Qtr
City		State	Full / Partial Sale	SF (1)	Sold
Boca Raton	`	FL	Full Site	4,200	Q2
Barton Creek		TX	Full Site	82,300	Q2
Santa Rosa		CA	Full Site	82,700	Q2
Braintree		MA	Full Site	85,100	Q1

(1) Square footage at share